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                                                                   Exhibit 12(a)

                       PPL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)

                                                             12 Months
                                                               Ended                         12 Months Ended
                                                            September 30,                      December 31,
                                                            -------------     ---------------------------------------------------
                                                                2000           1999 (c)     1998 (c)      1997 (c)       1996 (c)
                                                            -------------     ---------    ---------     ---------      ---------
Fixed charges, as defined:
   Interest on long-term debt.............................  $         299     $     233    $     203     $     196      $     207
   Interest on short-term debt and other interest.........             57            47           33            26             17
   Amortization of debt discount, expense and premium
     - net................................................              5             4            2             2              2
   Interest on capital lease obligations
      Charged to expense..................................              6             9            8             9             13
      Capitalized.........................................                            1            2             2              2
   Estimated interest component of operating rentals......             23            20           18            15              8
                                                            -------------     ---------    ---------     ---------      ---------
             Total fixed charges..........................  $         390     $     314    $     266     $     250      $     249
                                                            =============     =========    =========     =========      =========

Earnings, as defined:
   Net income (a).........................................  $         509     $     478    $     379     $     296      $     329
   Preferred Stock Dividend Requirements..................             26            26           25            24             28
   Less undistributed income of equity method
     investments..........................................             62            56            3           (25)             8
                                                            -------------     ---------    ---------     ---------      ---------
                                                                      473           448          401           345            349

Add (Deduct):
   Income taxes...........................................            296           174          259           238            253
   Amortization of capitalized interest on capital
     leases...............................................              2             2            2             2              4
Total fixed charges as above (excluding capitalized
     interest on capital lease obligations)...............            390           313          264           248            247
                                                            -------------     ---------    ---------     ---------      ---------
             Total earnings...............................  $       1,161     $     937    $     926     $     833      $     853
                                                            =============     =========    =========     =========      =========
Ratio of earnings to fixed charges (b) (c)................           2.98          2.98         3.48          3.33           3.43
                                                            =============     =========    =========     =========      =========

(a)  2000, 1999 and 1998 net income excluding  extraordinary items.
(b) Based on earnings excluding one-time adjustments, the ratio of earnings to fixed charges are: September 2000, 2.65; 1999, 2.68; 1998, 3.10; and 1997,
     3.51
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method investments.